Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated effective as of May 30, 2014, is by and among DNOW L.P., a Delaware limited partnership (the “Company”), NOW Inc., a Delaware corporation (“NOW”), and Merrill A. Miller, Jr. (the “Executive”).

WITNESSETH:

WHEREAS, the Board of Directors of NOW (the “Board”) has previously determined that it is in the best interests of NOW and its stockholders to retain the Executive and to induce the employment of the Executive for the long term benefit of NOW, its shareholders and its affiliated companies, including the Company;

WHEREAS, the Board does not contemplate the termination of the Executive during the term hereof and the Board and the Executive expect that the Executive will be retained for at least the one year period contemplated herein; and

WHEREAS, to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	EMPLOYMENT.

(a) The Company hereby agrees that the Company or an affiliated company will continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company or an affiliated company subject to the terms and conditions of this Agreement, during the Employment Period (as defined below). As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(b) The “Employment Period” shall mean the period commencing on the date hereof and ending on the third (3rd) anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Employment Period shall be automatically extended so as to terminate three years after such Renewal Date, unless at least sixty (60) days prior to the Renewal Date the Company shall give notice to the Executive that the Contract Period shall not be so extended. If this Agreement has been automatically extended, the term “date hereof” as used within the phrase “in effect as of the date hereof” or other similarly constructed phrases, any of which are used in this Agreement to describe the nature and scope of the Executive’s duties and compensation as of the date of this Agreement, shall be revised to read as “most recent Renewal Date”.

2.	TERMS OF EMPLOYMENT.

(a) Position and Duties.

(i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements, authority, duties and responsibilities) shall be substantially similar to that in effect as of the date hereof and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the date hereof or any office or location less than fifty (50) miles from such location.

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(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote the Executive’s full time, skill and attention to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the date hereof, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the date hereof shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary equal to the current base salary being received by the Executive (“Annual Base Salary”), which shall be paid in accordance with the Company’s standard payroll practice. During the Employment Period, the Annual Base Salary shall be reviewed no more than twelve (12) months after the last salary increase awarded to the Executive prior to the date hereof and thereafter at least annually; provided, however, that a salary increase shall not necessarily be awarded as a result of such review. Any increase in Annual Base Salary may not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any increase without the express written consent of the Executive. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii) Annual Bonus. The Executive shall be eligible for an annual bonus (the “Annual Bonus”) for each fiscal year ending during the Employment Period on the same basis as other executive officers under the Company’s then current Annual Incentive Plan (or such other name as may be adopted for the plan or its successor), which shall be payable in accordance with the terms of such plan.

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, stock option, savings and retirement plans, practices, policies and programs applicable generally to the Executive’s peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies to any other executive under such plans, practices, policies and programs as in effect on the date hereof.

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(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible to participate in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to the Executive’s peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than such plans, practices, policies and programs in effect for any other executive of NOW on the date hereof.

(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect on the date hereof.

Any reimbursement of expenses required under this paragraph and any reimbursement of legal fees and expenses required under Section 6(c) of this Agreement shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the fee, disbursement, cost or expense is incurred by the Executive); provided, however, that, upon the Executive’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the date that is six months after the date of the Executive’s termination of employment to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”). In no event shall any reimbursement be made to the Executive for such expenses and fees incurred after the later of (1) the tenth anniversary of the date of the Executive’s death or (2) the date that is ten years after the date of the Executive’s termination of employment with the Company.

(vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits (including, without limitation, financial planning services, payment of club dues, a car allowance or use of an automobile and payment of related expenses, as appropriate) in accordance with the most favorable plans, practices, programs and policies of the Company in effect on the date hereof.

(vii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies in effect on the date hereof.

3.	TERMINATION OF EMPLOYMENT.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that a Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 10(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective thirty (30) days after receipt of such notice by the Executive (the “Disability Effective Date”), provided that within the thirty (30) day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for one hundred eighty (180) calendar days as a result of incapacity due to mental or physical illness which is

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determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative. This provision does not modify or affect any other rights Executive may have under the Americans with Disabilities Act or other applicable laws regarding any disability Executive may have or develop.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this provision, no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in reasonable detail.

(c) Good Reason. The Executive may terminate the Executive’s employment during the Employment Period for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 2(a)(i)(B) hereof or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the date hereof;

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(iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v) any failure by the Company to comply with and satisfy Section 8(c) of this Agreement, or

(vi) notice by the Company to the Executive that the Company is not extending or renewing this Agreement.

For purposes of this Section 3(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive.

(d) Notice of Termination. Any termination during the Employment Period by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of the Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” shall mean:

(i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be;

(ii) if the Executive’s employment is terminated by the Company other than for Cause, death or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination; and

(iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

For purposes of any payments or provision of benefits under this Agreement, the Executive shall not be considered to have terminated employment with the Company unless the Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable guidance issued thereunder.

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4.	OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a) Good Reason; Other than For Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability, or the Executive shall terminate employment for Good Reason:

(i) The Company shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination the aggregate of the following amounts:

(A) the sum of (1) Executive’s Annual Base Salary in effect for the year of Termination (the “Termination Base Salary”) through the Date of Termination to the extent not theretofore paid, (2) 50% of Executive’s Termination Base Salary; and (3) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”), and

(B) an amount equal to 3 times Executive’s Termination Base Salary, and

(C) an amount equal to the maximum amount of employer matching contributions that could have been credited to the Executive under the Company’s 401(k) Savings Plan (without regard to any applicable nondiscrimination tests), any other excess or supplemental retirement plan in which the Executive participates or any other deferred compensation plan during the twelve (12) month period immediately preceding the month of the Executive’s Date of Termination multiplied by three, such amount to be grossed up so that the amount the Executive actually receives after payment of any federal or state taxes payable thereon equals the amount first described above.

(D) No amounts shall be paid or payable to Executive under the Company’s performance-based incentive plans, including the then current NOW Inc. Annual Incentive Plan (or such other name as may be adopted for the plan or its successor), for the year in which the Date of Termination occurs.

(ii) Until the date of the Executive’s death, the Company shall continue group health plan (as defined for purposes of section 4980B of the Code) benefits to the Executive and/or the Executive’s family equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2(b)(iv) of this Agreement as if the Executive’s employment had not been terminated; provided, that if the Executive’s participation after the Date of Termination in such group health plan is not permitted by the terms of a plan, then for the Executive’s lifetime, the Company shall provide the Executive with substantially the same benefits that were provided to the Executive by that plan immediately before the Termination Date; provided further, that if the Executive becomes reemployed by another employer and is eligible to receive any of such benefits under another employer provided plan, the benefits provided hereunder shall be secondary to those provided under such other plans. With respect to any group health plan that requires an employee contribution, for the period of time during which the Executive would be entitled, or would, but for this Agreement, be entitled to continuation coverage under a group health plan of the Company under Section 4980B of the Code if the Executive elected such coverage and paid the applicable premiums (generally, 18 months), the Executive shall pay the then active employee cost of the benefits as determined under the then current practices of the Company on a monthly, semi-annual or annual basis as elected by the Executive, and thereafter, the Executive shall pay the full cost of the benefits as determined under the then current practices of the Company on a monthly or annual basis as elected by the Executive, provided that the Company shall reimburse the Executive the amount of the costs of the benefit that is in excess of the then active employees costs

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for such benefits no later than 30 days following the end of the Executive’s taxable year in which such reimbursable amounts are paid by the Executive, and provided further that the reimbursements provided during the Executive’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year (with the exception of applicable lifetime maximums applicable to medical expenses or medical benefits described in Section 105(b) of the Code) and the right to reimbursement hereunder shall not be subject to liquidation or exchange for another benefit or payment;

(iii) The Company shall reimburse Executive for all outplacement services incurred on and prior to the last day of the second calendar year following the year in which the Date of Termination occurs up to a maximum direct cost to the Company of up to 15% of the Executive’s Annual Base Salary as of the Date of Termination. The Company shall reimburse Executive within 30 days after Executive provides the Company with an invoice (and any supporting documentation required by the Company) for such outplacement services, but in no event shall any such reimbursement be made after the last day of the third calendar year following the year in which the Date of Termination occurs.

(iv) With respect to all options to purchase Common Stock held by the Executive pursuant to a Company stock option plan on or prior to the Date of Termination, irrespective of whether such options are then exercisable, the Executive shall have the right, during the sixty (60) day period after the Date of Termination, to elect to surrender all or part of such options in exchange for a cash payment by the Company to the Executive in an amount equal to the number of shares of Common Stock subject to the Executive’s option multiplied by the difference between (x) and (y) where (x) equals the purchase price per share covered by the option and (y) equals the highest reported sale price of a share of Common Stock in any transaction reported on the New York Stock Exchange during the sixty (60) day period prior to and including the Executive’s Date of Termination. Such cash payments shall be made within thirty (30) days after the date of the Executive’s election; provided, however, that if the Executive’s Date of Termination is within six months after the date of grant of a particular option held by the Executive and the Executive is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, any cash payments related thereto shall be made on the date which is six months and one day after the date of grant of such option to the extent necessary to prevent the imposition of the disgorgement provisions under Section 16(b).

Any options outstanding as of the Date of Termination and not then exercisable shall become fully exercisable as of the Executive’s Date of Termination, and to the extent the Executive does not elect to surrender same for a cash payment as provided above, such options shall remain exercisable for one year after the Executive’s Date of Termination or until the stated expiration of the stated term thereof, whichever is shorter; any restrictions imposed by NOW or the Company that are applicable to any shares of Common Stock granted to the Executive by the Company shall lapse, as of the date of the Executive’s Date of Termination.

(v) Any compensation previously deferred by the Executive under a plan sponsored by the Company (together with any accrued interest or earnings thereon) shall be distributed at the earliest time permitted by such plan or, if permitted under the terms of such plan and all applicable laws, statutes or regulations governing such plans, at such other time as the Executive may elect under the terms of such plan;

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(vi) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”);

(vii) The foregoing payments are intended to compensate the Executive for a breach of the Company’s obligations and place Executive in substantially the same position had the employment of the Executive not been so terminated as a result of a breach by the Company; and

(viii) No amounts shall be payable to Executive under any bonus plan maintained by the Company or NOW (or a similar or successor plan) for the year in which the Date of Termination occurs.

Provided that, notwithstanding anything contained herein to the contrary, in accordance with Section 409A of the Code, if the Executive is determined by the Board (or its delegate) to be a “specified employee” (as described in Section 409A of the Code) for the year in which Executive’s Date of Termination occurs, any payments or in-kind benefits due hereunder that are not permitted to be paid or provided on the date(s) specified hereunder without the imposition of additional taxes, interest and penalties under Section 409A of the Code shall be paid in a lump sum or provided on the first business day following the six-month anniversary of the Date of Termination or, if earlier, Executive’s death (the “409A Payment Date”).

(b) Death. If Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiaries, as applicable, in a lump sum in cash within thirty (30) days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 4(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of the Executive’s peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, in effect on the date hereof or, if more favorable, those in effect on the date of the Executive’s death.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 4(c) shall include, without limitation, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable benefits generally provided by the Company and its affiliated companies to the Executive’s disabled peer executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, in effect generally on the date hereof or, if more favorable, those in effect at the time of the Disability.

(d) Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay to the Executive (x) his or her Annual Base Salary

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through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination subject to such other options or restrictions as provided by law.

5.	OTHER RIGHTS.

Except as provided herein, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Except as provided herein, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement. It is expressly agreed by the Executive that he or she shall have no right to receive, and hereby waives any entitlement to, any severance pay or similar benefit under any other plan, policy, practice or program of the Company. The Executive also agrees that to the extent he or she may be eligible for any severance pay or similar benefit under any laws providing for severance or termination benefits, such other severance pay or similar benefit shall be coordinated with the benefits owed hereunder, such that the Executive shall not receive duplicate benefits.

6.	FULL SETTLEMENT.

(a) No Rights of Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

(b) No Mitigation Required. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

(c) Legal Fees. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expense which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or the Executive of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereto (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

(d) Conditions to Receiving Post-Employment Payments Specified in this Agreement. All payments made and benefits given under this Agreement are conditioned upon Executive’s continued compliance with the terms of the Agreement, including the terms in Sections 7 and 9. Further, as a condition to Executive’s right to receive any post-termination payments under this

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Agreement, Executive (or his/her estate where applicable) must execute and deliver to the Company a waiver and release, in a form created by or otherwise acceptable to the Company, of all claims he/she has, or may have, known or unknown, against the Company, any affiliated or parent companies, and their respective officers, employees, owners, directors, affiliates, representatives, shareholders, investors, and agents, which arise under or relate to this Agreement, or his/her employment with the Company or separation therefrom and any other matter which arises on or before the date of Executive’s signature on such waiver and release. Any claims which arise after the date the waiver/release is signed or which are non-waivable as a matter of law, and any indemnity obligations, will not be included in this waiver/release. This waiver/release shall be executed within 60 days following Executive’s termination date and shall specify all amounts to be paid to Executive under this Agreement. Should the Company not pay all amounts specified in the release agreement, then the waiver and release by Executive shall be null and void. Executive shall forfeit all of his/her rights to any payments under this Agreement if the waiver/release is not executed within 60 days of the date of termination. To the extent that any amounts payable under this Agreement constitute nonqualified deferred compensation under Section 409A of the Code and such payments cannot be made until the date a release is signed under this Section 6(d), then notwithstanding any provision contained in this Agreement, payment of such amounts shall not be made or commence until the seventieth (70th) day following such termination of employment. Any payments that are suspended during the seventy (70) day period shall be paid on the date the first regular payroll is made immediately following the end of such period.

7.	CONFIDENTIAL INFORMATION.

The Company promises to provide to Executive, and Executive promises to hold in a fiduciary capacity for the benefit of the Company, all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies, provided that it shall not apply to information which is or shall become publicly available (other than by acts by the Executive or representatives of the Executive in violation of this Agreement), information that is developed by the Executive independently of such information, or knowledge or data or information that is disclosed to the Executive by a third party under no obligation of confidentiality to the Company. After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

8.	SUCCESSORS.

(a) This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

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(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.	POST EMPLOYMENT NON-COMPETITION OBLIGATIONS.

(a) As part of the consideration for the compensation and benefits to be paid to Executive hereunder, and as an additional incentive for the Company and NOW to enter into this Agreement and to disclose confidential and trade secret information to Executive, the Company, NOW and Executive agree to the non-competition provisions of this Section 9. Executive agrees that during the period of Executive’s non-competition obligations hereunder, Executive will not, directly or indirectly for Executive or for others, in any geographic area or market where the Company, NOW, or any of their subsidiaries or affiliated companies are conducting any business as of the date of termination of the employment relationship or have during the previous twelve months conducted any business:

(i) engage in any business competitive with any line of business conducted by the Company, NOW, or any of their subsidiaries or affiliates;

(ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with any line of business conducted by the Company, NOW, or any of their subsidiaries or affiliates;

(iii) induce any officer or manager of the Company, NOW, or any of their subsidiaries or affiliates to terminate his or her employment with the Company, NOW, or any of their subsidiaries or affiliates, or hire or assist in the hiring of any such officer or manager by person, association, or entity not affiliated with the Company, NOW, or any of their subsidiaries or affiliates.

These non-competition obligations shall apply during Executive’s employment and for a period ending on the first (1st) anniversary date of the Date of Termination. After termination of Executive’s employment these non-competition obligations shall apply only to businesses having annual revenues in excess of $10 million competitive with any line of business conducted by the Company, NOW, or any of their subsidiaries having annual revenues in excess of $10 million for the last fiscal year prior to the time of termination. If the Company, NOW, or any of their subsidiaries or affiliates abandons a particular aspect of its business, that is, ceases such aspect of its business with the intention to permanently refrain from such aspect of its business, then this post-employment non-competition covenant shall not apply to such former aspect of that business.

(b) Executive understands that the foregoing restrictions may limit his ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction and that such a restriction is reasonable and necessary in order to protect the confidential information and trade secrets and goodwill of the Company, NOW and their affiliates. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Section 9 by Executive, and the Company, NOW, or any of their subsidiaries or affiliates shall be

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entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach after notification by the Company of any breach and Executive’s failure to cure same. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 9, but shall be in addition to all remedies available at law or in equity to the Company, NOW, or any of their subsidiaries or affiliates, including, without limitation, the recovery of damages from Executive and his agents involved in such breach.

(c) The Executive, the Company and NOW each expressly acknowledge and agree that the restrictions contained in this Agreement, including this Section 9, are deemed by each to reasonable and necessary to protect the business interests, goodwill and confidential information or trade secrets of NOW and the Company and their subsidiaries and affiliates. However, in the event that any of the restrictions contained in this Agreement, and specifically this Section 9, are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, it is the parties express intention for the restrictions herein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

10.	MISCELLANEOUS.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	If to NOW and/or the Company:

Merrill A. Miller, Jr.	NOW Inc.
7402 North Eldridge Parkway
Houston, Texas 77041
Attn: Chief Executive Officer

With a copy to:

NOW Inc.
7402 North Eldridge Parkway
Houston, Texas 77041
Attn: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

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(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c)(i)-(vi) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) This Agreement is intended to meet the requirements of Section 409A of the Code and shall be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that a payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Board of Directors and Executive otherwise determine in writing, the payment shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment, settlement or deferral shall not be subject to the additional tax or interest applicable under Section 409A of the Code. Any provision of this Agreement that would cause the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of this Agreement) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, if permitted under the regulations and other guidance issued under Section 409A of the Code. In the event additional regulations or other guidance is issued under Section 409A of the Code or a court of competent jurisdiction provides additional authority concerning the application of Section 409A with respect to the payments described hereunder, then the provisions regarding such payments shall be amended to permit such payments to be made at the earliest time allowed under such additional regulations, guidance or authority that is practicable and achieves the original intent of this Agreement. For purposes of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (including without limitation Treasury Regulations Section 1.409A-2(b)(2)(iii)), all payments made under this Agreement (whether severance payments or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment. To the extent that any post-termination continuation of health or medical coverage pursuant to this Agreement would violate the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and related regulations and guidance promulgated thereunder, the Company may reform this Agreement in such manner as is reasonably necessary to provide the Employee with the intended benefit hereunder in a manner that complies with the PPACA; provided, however, that such reformation shall not result in a violation of Section 409A of the Code.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from NOW’s Board of Directors, each of NOW and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

DNOW L.P.
by its general partner
Wilson International Inc.

By:	/s/ Raymond Chang
Name:	Raymond Chang
Title:	Vice President and General Counsel

NOW Inc.

By:	/s/ Robert Workman
Name:	Robert Workman
Title:	President and Chief Executive Officer

Executive

/s/ Merrill A. Miller, Jr.
Merrill A. Miller, Jr.

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